UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2022

GAN Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-39274	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Spectrum Center Drive, Suite 1900 Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (702) 964-5777

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.01 par value	GAN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 13, 2022, Jan Roos, age 41, was promoted to the office of Chief Technology Officer of GAN Limited (“GAN”), where he will oversee all technical aspects and technological resources of the company, establish a technological vision for the company, and lead GAN’s global technological development. Mr. Roos has extensive experience in information technology engineering and software development (with a particular focus on gaming and gambling technologies and systems). Since February 2015, Mr. Roos has served as the Chief Technology Officer of Vincent Group p.l.c., a Malta limited company and wholly owned subsidiary of GAN that does business as “Coolbet”. From 2009 to 2015, Mr. Roos held positions with Betsson Group including Head of Software Development and Development Centre Manager. Mr. Roos holds a Bachelor’s Degree in Network Software and Intelligent Systems from the Tallinn Technical University.

Mr. Roos is employed through VG Estonia OU, GAN’s Estonian subsidiary, pursuant to the terms of an Employment Contract, which provides for an annual base salary of €210,000.

In addition to base salary, Mr. Roos is also eligible to receive a target bonus opportunity equal to 100% of his salary, based 50% on GAN’s performance, with such performance goals to be set annually by the Compensation Committee, and 50% upon Mr. Roos meeting certain specific performance objectives to be defined by the Chief Executive Officer in consultation with the Compensation Committee; provided that Mr. Roos will be deemed to have earned his target bonus so long as he (a) remains employed by GAN through the relevant annual period, (b) does not voluntarily terminate his employment (other than for Good Reason) prior to the payment of the target bonus, and (c) is materially in compliance with the Employment Contract. The target bonus shall be paid within 90 calendar days following the end of the applicable fiscal year. The target bonus for 2021 was 75% of Mr. Roos’s base salary with an amount of 65% of base salary payable in cash and 10% of base salary payable in vested, nil-cost options. To the extent that Mr. Roos elects, he can receive a greater portion of his target bonus in vested options at a ratio of 150% of the value of the cash forsaken. The target bonus for 2022 may be paid 50% in cash and 50% in fully vested nil-cost options.

Additionally, Mr. Roos shall be eligible to receive an annual equity award in an amount and on the terms and conditions established by the Chief Executive Officer, in consultation with the Compensation Committee. For 2022, Mr. Roos will be issued an equity award of employee stock options in the first quarter of 2022, with a value equal to 150% of his annual salary with such options vesting annually over four years. Subject to Board approval, during the first quarter of 2022, Mr. Roos will be issued 37,303 employee stock options, with vesting commencing in the first quarter of 2022.

In the event that the Employment Contract is terminated (other than by the Company for cause), Mr. Roos will be entitled to a severance payment equal to three times his then current monthly remuneration from the Company, including management and director services). In addition, in the event that a Change in Control (as defined in the Employment Contract) occurs, GAN will pay to Mr. Roos a cash transaction bonus in an amount equal to one times his base salary. Additionally, if Mr. Roos’ employment is terminated without Cause or for Good Reason during the period three months before or two years after a Change in Control then (a) all of Mr. Roos’ outstanding equity awards shall accelerate and become fully vested, and (b) Mr. Roos shall be entitled to receive cash severance in an amount equal to one and one-half times the sum of his then current base salary and target bonus. A copy of Mr. Roos Employment Contact is filed as Exhibit 10.1 hereto, and incorporated by reference into this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Contract, between the Company and Jan Roos, dated as of January 13, 2021.
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAN Limited

Date: January 19, 2022	By:	/s/ Dermot S. Smurfit
	Name:	Dermot S. Smurfit
	Title:	Chief Executive Officer

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